Rise Gold Appoints Clynton Nauman to Board of Directors

September 7, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company" or "Rise Gold") is pleased to report that Mr. Clynton Nauman has been appointed as a director of the Company.

Mr. Clynton Nauman has more than 45 years of diversified operating experience in the mining industry ranging from exploration to mine construction and mine operations as well as business development, mine financing and senior management in the precious metals, base metals and coal sectors. Mr. Nauman also co-founded and grew a successful industrial environmental services company focussed on reclamation of historical mine-related liabilities in Canada and the United States.

Mr. Nauman was the Chairman and Chief Executive Officer of Alexco Resource Corp., Alexco Environmental Group Inc. and Asset Liability Management Group ULC until September 2022.  He previously served as President of Viceroy Gold Corporation, Viceroy Minerals Corporation and was a director of Viceroy Resource Corporation, positions he held from February 1998 until February 2003. Mr. Nauman also previously served on the Boards of Novagold Resources Inc, Nova Copper Inc (now Trilogy Metals Inc), and Spectrum Gold Inc. Mr. Nauman was a General Manager of Kennecott Minerals from 1993 to 1998 where he oversaw the permitting, redevelopment, startup and operation of the Greens Creek Mine which lies within the Admiralty Island National Monument in Southeast Alaska. Mr. Nauman holds an Honours Bachelor of Science in Geology from Otago University, New Zealand.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland gold mine located in Nevada County, California, USA. To learn more about the company, visit www.risegoldcorp.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.